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                 November 3, 2021

       Ann Marie Sastry
       Chief Executive Officer
       Amesite Inc.
       607 Shelby Street, Suite 700 PMB 214
       Detroit, MI 48226

                                                        Re: Amesite Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed November 1,
2021
                                                            File No. 333-260666

       Dear Ms. Sastry:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Priscilla Dao, Staff Attorney, at (202) 551-5997 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Seth A. Lemings